Exhibit 23.2
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Safeguard Scientifics, Inc.:
We consent to the incorporation by reference of our report dated March 16, 2010, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. (the Company) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009 which report is included in the December 31, 2009 annual report on Form 10-K of Safeguard Scientifics, Inc. and to the reference to us under the heading “Expert” in the prospectus, which is part of this Registration Statement.
/s/ KPMG LLP
Philadelphia, PA
December 16, 2010